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PROSPECTUS SUPPLEMENT dated August 1, 1997
to Prospectus dated April 8, 1997


               THE CHASE MANHATTAN CORPORATION


     The Prospectus of The Chase Manhattan Corporation dated
April 8, 1997 (the "Prospectus") is hereby supplemented by the addition of the following:


     1.   The section entitled "DESCRIPTION OF COMPANY DEBT
SECURITIES--Company Senior Securities" is hereby amended by the addition of the following description of the principal terms of the Company Senior Securities (as defined in the Prospectus) issued since the date of the Prospectus:

Terms and Provisions of Senior Medium-Term Notes, Series C

     Set forth below is a table indicating the issuance date and the maturity date of the $515,000,000 aggregate principal amount of Senior Medium Term Notes, Series C (the "Senior Series C Notes") issued since the date of the Prospectus. The Senior Series C Notes are not subject to any sinking fund and are not redeemable prior to their stated maturity except as stated below.

Issuance Date  Principal Amount  Maturity Date     Rate

June 26, 1997  $100,000,000      June 26, 2000    LIBOR Telerate reset
                                                  monthly + 0.02%

August 5, 1997 $300,000,000      August 5, 2027   Zero coupon.
                                                Redeemable at prices
                                                varying with the
                                                redemption date
                                                beginning August 5,
                                                2002

August 15, 1997 $115,000,000     August 15, 2017   Zero coupon.
                                                Redeemable at prices
                                                varying with the
                                                redemption date
                                                beginning August 15,
                                                2001

     2.   The section entitled "DESCRIPTION OF COMPANY DEBT
SECURITIES--Company Subordinated Securities" is hereby amended by the addition of the following description of the principal terms of the Company Subordinated Securities (as defined in the Prospectus) issued since the date of the
Prospectus:

Terms and Provisions of 7 1/4% Subordinated Notes Due 2007

     The 7 1/4% Subordinated Notes Due 2007 (the "7 1/4% 2007 Notes") are limited to $300,000,000 aggregate principal amount and will mature on June 1, 2007. The 7 1/4% 2007 Notes are not redeemable prior to maturity and no sinking fund is provided for the 7 1/4% 2007 Notes. The 7 1/4% 2007 Notes bear interest from May 21, 1997, payable semiannually in arrears on each June 1 and December 1, commencing December 1, 1997 to the persons in whose names the 7 1/4% 2007 Notes are registered at the close of business on the fifteenth day of May or November preceding such June 1 or December 1.

Terms and Provisions of 7 1/8% Subordinated Notes Due 2009

     The 7 1/8% Subordinated Notes Due 2009 (the "7 1/8% 2009 Notes") are limited to $250,000,000 aggregate principal amount and will mature on June 15, 2009. The 7 1/8% 2009 Notes are not redeemable prior to maturity and no sinking fund is provided for the 7 1/8% 2009 Notes. The 7 1/8% 2009 Notes bear interest from June 12, 1997, payable semiannually in arrears on each June 15 and December 15, commencing December 15, 1997 to the persons in whose names the 7 1/8% 2009 Notes are registered at the close of business on the first day of June or December preceding such June 15 or December 15.